EXHIBIT 99.2

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
503.685.8652	503.685.8170
kyle.ranson@infocus.com	john.fread@infocus.com

Mike Yonker
Chief Financial Officer
InFocus Corporation
503.685.8603
mike.yonker@infocus.com

InFocus Reaffirms Q4 Financial Guidance

Company to Hold Conference Call today at 11:00 a.m EST

Wilsonville, Ore., December 14, 2004 –InFocus® (Nasdaq: INFS), a worldwide leader in digital projection technology and services, today reaffirmed its previous fourth quarter revenue and profit guidance.  Specifically, revenues for the fourth quarter are expected to be in the previously announced range of $175 million and $190 million.   The company also expects gross margins between 16% and 18% and operating expenses to be up slightly from the third quarter.  The company also expects to record realized gains during the fourth quarter on the sale of a portion of its investment in Phoenix Electric greater than the $3.5 million recorded during the third quarter.

The company also announced today it expects to record restructuring charges in the fourth quarter and in the first quarter of 2005 associated with streamlining its operations in Norway.   The fourth quarter charge is estimated between $1 million and $2 million, primarily related to severance costs.  The first quarter 2005 charge is estimated between $3 million and $5 million, primarily related to vacating space under long term lease arrangements.  Savings associated with these actions over the course of 2005 are estimated between $3 million and $4 million.  Taking into account all of the above, the company anticipates generating sequential growth in earnings per share in the fourth quarter over the third quarter.

The company will hold a conference call today at 11:00 a.m. Eastern time. The session will include brief remarks regarding the formation of a joint venture with TCL Corporation in China and an interim update on fourth quarter results followed by a question and answer period.  The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on the Web site for individuals unable to listen to the live telecast.  The conference call replay will also be available through December 17, 2004 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

Forward Looking Statements

This press release discusses InFocus’ business outlook for the fourth quarter and expected restructuring charges and includes forward-looking statements.  Forward looking statements related to the business outlook include statements related to anticipated revenues, gross margins, bill of material costs, expenses, earnings, market expansion, availability of components, subassemblies, projectors, and flat panel display products manufactured for the company, inventory, backlog, new product introductions and intellectual property development.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  A more complete listing of these risk factors can be found in the company’s periodic reports on Form 10Q and 10K.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.